EXHIBIT 23.6

                          Schwartz Heslin Group, Inc.

June 30, 2000

Board of Directors
Margo Caribe, Inc.
Highway 690, Kilometer 5.8
Vega Alta, Puerto Rico 00692

         Re: Registration Statement of iTract, Inc. relating to the Agreement and Plan of Merger, dated as of April 11, 2000, among Margo Caribe, Inc., itract, LLC, iTract, Inc., iTract Acquisition Company, LLC and International Commerce Exchange Systems, Inc.

Ladies and Gentlemen:

         We hereby consent to the reference to our opinion letter dated April 11, 2000 to the Board of Directors of Margo Caribe, Inc. under the captions "SUMMARY - Opinions of Financial Advisors," "PROPOSED REINCORPORATION MERGER AND MERGER WITH ITRACT - Background of the Transaction," "PROPOSED REINCORPORATION MERGER AND MERGER WITH ITRACT - Recommendations of Margo's Board of Directors and Reasons for the Transaction," "PROPOSED REINCORPORATION MERGER AND MERGER WITH ITRACT - Opinion of Financial Advisor Regarding Merger with itract" in, and to the inclusion of such opinion letter as Appendix D to, the proxy statement/prospectus that is part of the above-referenced Registration Statement. By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                                 SCHWARTZ HESLIN GROUP, INC.
                                                 /S/ SCHWARTZ HESLIN GROUP, INC.